Exhibit 99.1
RETIREMENT AGREEMENT
     THIS RETIREMENT AGREEMENT (hereinafter “Agreement”) is made and entered into on May 24, 2007 (the “Effective Date”) by and between Niall M. Conway (hereinafter “Mr. Conway”), on the one hand, and Gen-Probe Incorporated, its parents, subsidiaries, related entities, predecessors, successors, officers, directors, agents, employees and assigns (hereinafter collectively “Gen-Probe”), on the other hand.
     The parties agree as follows:
     1. Retirement from Employment. Mr. Conway has informed Gen-Probe that he intends to retire from his employment with Gen-Probe and its affiliates, including but not limited to his position as Executive Vice President, Operations. Gen-Probe has requested this Agreement in order to provide for an orderly transition in connection with Mr. Conway’s retirement.
     2. Employment Status and Retirement Date. The Employment Agreement between Mr. Conway and Gen-Probe dated November 12, 2002, as amended (the “Employment Agreement”), shall remain in effect, subject to the terms thereof, and govern the parties’ relationship until Friday, September 7, 2007 (the “Retirement Date”), at which time Mr. Conway will retire. Mr. Conway’s employment with Gen-Probe and the Employment Agreement shall terminate for all purposes as of the Retirement Date, unless sooner terminated in accordance with the terms of the Employment Agreement. Nothing in this Agreement shall affect Mr. Conway’s status as an exempt employee for purposes of state or federal wage hour requirements.
     3. Compensation and Benefits. As of the Retirement Date, unless the Employment Agreement is terminated in accordance with its terms prior thereto, Gen-Probe shall pay Mr. Conway the sum of $62,625 (reduced for any withholding required by law), which sum is equal to Mr. Conway’s pro-rated target bonus under the Gen-Probe 2007 Employee Bonus Plan. As of the Retirement Date, Mr. Conway will not be entitled to any compensation or benefits of any kind whatsoever other than that expressly set forth in this Agreement; provided, however, that he shall be entitled to (1) any stock options and restricted stock previously granted to him, subject to and in accordance with the terms of the applicable plans and agreements; (2) his 401k account; and (3) payment for accrued and unused vacation days as of the Retirement Date. Any stock option grant made to Mr. Conway pursuant to any Gen-Probe equity participation or incentive plan that is exercisable (e.g., vested) as of the Retirement Date shall expire 30 days after the Retirement Date. No portion of any stock option or restricted stock previously granted to Mr. Conway that is not exercisable (e.g. vested) as of September 7, 2007 shall thereafter become exercisable and all such unvested stock options and restricted stock shall expire upon the Retirement Date.
     4. Consulting Relationship. Following the Retirement Date, Mr. Conway shall serve as a consultant to Gen-Probe on such matters related to his current employment as may be requested by Gen-Probe, including but not limited to providing assistance and information to his successor(s) in the areas of Operations and the Blood Screening collaboration with Novartis Vaccines & Diagnostics, Inc. In this relationship, Mr. Conway shall be an independent contractor and not an employee of Gen-Probe. The consultant relationship shall expire on October 31, 2007. The consultant relationship may be terminated prior to expiration by Mr. Conway at any time, with or without cause, and may be terminated prior to expiration by Gen-Probe at any time, only for Cause (as defined in the Employment Agreement). Gen-Probe shall pay Mr. Conway a fixed retainer of $15,000 per month, payable on September 30 and October 31, 2007. If and to the extent that Mr. Conway provides more than 32 hours of consulting services in either month, Gen-Probe shall pay Mr. Conway additional compensation over and above the fixed retainer fee at the rate of $325 per hour for such additional services. The parties shall mutually agree upon the timing of the consulting services.
     5. No Other Consideration or Obligation. Mr. Conway acknowledges and agrees that, upon performance of this Agreement by Gen-Probe, he will have been paid all salary, overtime, bonuses, vacation, commissions and other compensation and benefits earned or accrued during his employment with Gen-Probe. Mr. Conway expressly acknowledges that he is not entitled, pursuant to company policy, prior contracts, other agreements or otherwise, to any other payment, benefit or consideration of any type whatsoever in connection with his employment by Gen-Probe, his retirement or the consultant relationship described in Section 4, above.
     6. Tax Matters. All compensation to be paid hereunder will be subject to Gen-Probe’s collection of all applicable federal, state and local income and employment withholding taxes.
     7. Entire Agreement. This Agreement contains the entire agreement between the parties with respect to Mr. Conway’s retirement from Gen-Probe. There are no collateral agreements, written or oral that are not contained in this Agreement. The parties acknowledge and agree that no promises or representations were made to them which do not appear in this Agreement. This Agreement may only be modified by a written instrument signed by Mr. Conway and Gen-Probe.
     8. Counterparts. This Agreement may be executed in counterparts and shall be binding on all parties when each has signed either an original or a copy of this Agreement.

Dated: May 24, 2007	/s/ Niall M. Conway

Niall M. Conway

Date: May 24, 2007	Gen-Probe Incorporated

	By:	/s/ Diana De Walt

Diana De Walt Vice President, Human Resources

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